UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2022

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338
(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Sixth Amended and Restated Credit Agreement

On October 26, 2022 (the “Closing Date”), Commercial Metals Company (the “Company”) and CMC International Finance, a société à responsabilité limitée (a wholly owned subsidiary of the Company), entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer, Wells Fargo Bank, National Association (“Wells Fargo”), Citibank, N.A. and PNC Bank, National Association as Co-Syndication Agents, the lenders from time to time party thereto, and BofA Securities, Inc., Wells Fargo, PNC Capital Markets LLC and Citibank, N.A. as Joint Lead Arrangers and Joint Book Runners.

The Credit Agreement amends and restates the terms of the Company’s previous credit agreement to, among other things, (i) increase the commitments under the Company’s revolving credit facility (the “Revolving Credit Facility”) from $400.0 million to $600.0 million, (ii) provide for a term loan facility of $200.0 million (the “Term Loan Facility”) and (iii) designate October 26, 2027 as the maturity date for both the Revolving Credit Facility and the Term Loan Facility.

At the Company’s option, loans under the Credit Agreement bear interest at (i) the alternative currency rate based on the EURIBOR rate, the Canadian dealer offered rate, the Tokyo Interbank Offer rate or the bank bill swap reference bid rate, in each case plus a margin ranging from 1.00% to 2.00% (which margin would be 1.50% as of October 26, 2022), (ii) a base rate based on the highest of Bank of America’s prime rate, the federal funds rate plus 0.50% and the Term SOFR (as defined in the Credit Agreement, and which includes a 0.10% credit spread adjustment) rate plus 1.00%, in each case plus a margin ranging from 0.00% to 1.00% (which margin would be 0.50% as of October 26, 2022), or (iii) the Term SOFR (which includes a 0.10% credit spread adjustment) or SOFR Daily Floating (as defined in the Credit Agreement, and which includes a 0.10% credit spread adjustment) rate plus a margin ranging from 1.00% to 2.00% (which margin would be 1.50% as of October 26, 2022). The margin is determined based on the Company’s debt rating as of the date of determination.

The Term Loan Facility may be drawn within 12 months of the Closing Date. The Term Loan Facility is jointly and severally guaranteed by all of the Company’s subsidiaries that guarantee its indebtedness under the Credit Agreement and is secured by first-priority liens on the Company’s U.S. inventory, including chattel paper, documents, general intangibles, deposit accounts, records and proceeds related thereto.

As provided in the Credit Agreement, to the extent any term loan under the Term Loan Facility (a “Term Loan”) is not repaid earlier, the Company is required to make principal payments on such Term Loan in quarterly installments in an amount equal to (i) 0.625% of the original drawn principal amount (after giving effect to any prior payments or prepayments) for the first 12 fiscal quarters after the Company draws on the Term Loan Facility, and (ii) 1.25% of the original drawn principal amount (after giving effect to any prior payments or prepayments) thereafter. The proceeds of the Term Loan are to be used for general corporate purposes.

The Credit Agreement contains customary representations, warranties, covenants and events of default consistent with the Company’s previous credit agreement. The Company will be required to comply with certain financial and non-financial covenants, including covenants to maintain (i) an interest coverage ratio (consolidated EBITDA to consolidated interest expense, as each is defined in the Credit Agreement) of not less than 2.50 to 1.00 and (ii) a debt to capitalization ratio (consolidated funded debt to total capitalization, as each is defined in the Credit Agreement) that does not exceed 0.60 to 1.00.

As of October 26, 2022, no amount was drawn under either the Revolving Credit Facility or the Term Loan Facility.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company delivered notice to Wells Fargo of the Company’s termination of its accounts receivable facility (the “Receivables Facility”), as evidenced by that certain Receivables Purchase Agreement dated April 5, 2011 (as amended, restated, amended and restated, or otherwise modified from time to time, the “Purchase Agreement”), among CMC Receivables, Inc., the Company, Wells Fargo and each of the other financial institutions from time to time party thereto. Pursuant to the terms of the Purchase Agreement, the Receivables Facility shall terminate on November 9, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: October 26, 2022	By:	/s/ Paul J. Lawrence
	Name:	Paul J. Lawrence
	Title:	Senior Vice President and Chief Financial Officer